Exhibit 99.1

Tecumseh Products Company Announces Appointments of Chief Restructuring Officer and Executive Vice President of Operations

ANN ARBOR, Mich. - March 4, 2014 - Tecumseh Products Company (Nasdaq: TECUA/TECUB), a leading global manufacturer of compressors and related products, announced today that Igor Popov will be joining our organization as Chief Restructuring Officer. Mr. Popov has successfully served in the CRO role in the past and brings to the Company this valuable experience, operational insight and vision for a business turn around at Tecumseh. Mr. Popov will have a dual reporting relationship to Jim Connor, Tecumseh’s President and Chief Executive Officer as well as directly to the Board of Directors.
“I am delighted that Igor has joined us,” commented Jim Connor, Tecumseh’s President and CEO, “Igor accepted this full time executive role following a brief consulting engagement with Tecumseh, during which time he proved his ability to develop and a lead our global turn around effort.”
Also joining the Company is Jerry Mosingo as Executive Vice President of Operations. Mr. Mosingo will report directly to Mr. Popov and have responsibility for all plant Operations and Quality worldwide. He has extensive experience in Operations having held this responsibility at numerous multi-national companies in the past.
Commenting for the Board of Directors, Gary Cowger added, “Bringing Igor on as CRO and strengthening our operations leadership team with Jerry is a great start to returning Tecumseh to sustained profitability. Structuring Igor’s reporting responsibility to both Jim and the Board of Directors facilitates the many board-level decisions that will be required during the turn around and avails Igor to the significant operations and turn around experience now represented on our board.”
Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Website at www.tecumseh.com.

Contact:	Janice Stipp
Tecumseh Products
734-585-9507
Investor.relations@tecumseh.com